As filed with the Securities and Exchange Commission on June 9, 1999
                                            Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             _______________________
                              POSSIS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)
            Minnesota                                    41-0783184
(State or other jurisdiction                          (I.R.S. Employer
       of incorporation)                             Identification No.)

                         9055 Evergreen Boulevard N.W.
                          Minneapolis, Minnesota 55433
                                 (612) 780-4555
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Irving R. Colacci Vice President, Legal Affairs Copy to: Amy E. Ayotte, Esq. & Human Resources, General Counsel Dorsey & Whitney LLP and Secretary
Pillsbury  Center  South  Possis  Medical,  Inc.  220 South  Sixth  Street  9055
Evergreen Boulevard N.W. Minneapolis, Minnesota 55402-1498 Minneapolis, Minnesota 55433 (612) 340-6323 (612) 780-4555 (Name, address, including zip code,  and  telephone  number,  including  area  code,  of  agent  for  service)
                            _______________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                         CALCULATION OF REGISTRATION FEE
 Title of
securities                  Proposed maximum   Proposed maximum     Amount of
  to be       Amount to be   offering price   aggregate offering  registration
registered    registered(1)   per share(2)         price(2)           fee
Common Stock
$.40 par value   952,030         $10.50          $9,996,315         $2,779



     (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events, or changes in the exercise price of the warrants.

     (2) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sale prices for the common stock on June 2, 1999, as reported on the Nasdaq National Market.
                             _______________________
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated June 9, 1999
PROSPECTUS

                              POSSIS MEDICAL, INC.

                                 952,030 Shares
                                  Common Stock

     This prospectus covers the sale of shares of the common stock, par value $.40 per share, of Possis Medical, Inc. The shares covered by this prospectus consist of 827,852 shares of common stock, 124,178 shares of common stock issuable upon the exercise of warrants and, in accordance with Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional shares as may be required to prevent dilution resulting from stock splits, stock dividends or similar events, or changes in the exercise price of warrants. The shares will be sold from time to time by the selling shareholders named in this prospectus. Possis Medical will not receive any of the proceeds from the sale of the shares.

     The common stock is traded on the Nasdaq National Market under the symbol "POSS." On June 8, 1999, the last reported sale price of the common stock as reported on the Nasdaq National Market was $11-1/4 per share.

_______________
     See the section titled "Risk Factors" beginning on page 3 to read about certain factors you should consider before buying shares of our common stock.

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 _______________

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              POSSIS MEDICAL, INC.
                          9055 Evergreen Boulevard N.W.
                          Minneapolis, Minnesota 55433
                                 (612) 780-4555


                The date of this prospectus is __________, 1999.

                                TABLE OF CONTENTS







  Risk Factors...............................................        4

  Where You Can Find More Information........................        9

  About Possis Medical, Inc..................................       10

  Selling Shareholders.......................................       12

  Plan of Distribution.......................................       13

  Experts....................................................       13

  Legal Matters..............................................       13

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You also should be aware that this prospectus contains forward-looking statements that are not related to historical results. These forward-looking statements, such as statements concerning our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.


We have a history of operating losses and a lack of profitable operations.

     We incurred losses for fiscal years 1996, 1997 and 1998. As of April 30, 1999, we had accumulated a deficit of $47.7 million. We incurred a net operating loss of $9.9 million for the year ended July 31, 1996, a net operating loss of $9.6 million for the year ended July 31, 1997, and a net operating loss of $12.5 million for the year ended July 31, 1998.

     We do not expect to become profitable unless we achieve significant sales in the United States. We must convince health care professionals, third-party payors and the general public of the medical and economic benefits of the AngioJet(R) Rheolytic(tm) Thrombectomy System. We cannot assure you that we will succeed in marketing is product and achieve significant sales. Even if we accomplish this goal, we cannot assure you that we will operate profitably on a consistent basis.


There has been limited regulatory approval for our products, and our products are subject to extensive governmental regulation.

     Our products and manufacturing activities are subject to extensive and rigorous federal and state regulation in the United States and various regulatory requirements in other countries, including Japan. Current United States Food and Drug Administration enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Therefore, even if our products receive regulatory approval, regulators may significantly limit the uses for which our products may be marketed. In addition, the process of obtaining and maintaining required regulatory approvals can be lengthy and expensive, and the outcome of the process can be uncertain. Moreover, regulatory approvals may be withdrawn if we fail to comply with regulatory standards or if unforeseen problems arise following the initial marketing of a product.

     Additionally, we are required to adhere to Quality System Regulations relating to product design, development, manufacturing, servicing, testing and documentation. Failure to comply with applicable Quality System Regulations or other regulatory requirements may result in fines, delays or suspensions of approvals, injunctions against further distribution of our products, seizures or recalls of products, operating restrictions, criminal prosecutions or other sanctions, in addition to adverse publicity. The adoption of new regulations or changes in existing regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals and could adversely affect the marketing of our existing products. We cannot assure you that we will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in our receipt of or failure to receive regulatory approvals, the loss of previously received approvals or our failure to comply with regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

Clinical and marketing acceptance of our products is uncertain.

     Because our products are new to the market, they are still unfamiliar to many members of the medical community. The AngioJet System has only recently begun to be used for the removal of vascular, cardiovascular and intercranial blood clots, known to the medical community as "thrombus." Similarly, the medical community has only recently begun to use our Perma-Flow(R) Coronary Bypass Graft to perform coronary artery bypass graft procedures and our Perma-Seal(tm) Dialysis Access Graft to provide A-V access for kidney dialysis patients. Market acceptance of our AngioJet, Perma-Flow and Perma-Seal products will depend largely on our ability to demonstrate to the medical community in general, and to cardiologists and cardiac surgeons in particular, the efficacy, relative safety and cost-effectiveness of treating cardiovascular disease using our products, as well as on our ability to train cardiologists and cardiac surgeons to perform necessary procedures using our products. We cannot assure you that our products will provide benefits considered adequate by providers of cardiovascular and vascular treatments, or that enough providers will use our products to ensure their commercial success. Moreover, even if our products become generally accepted by the medical community, physicians trained to use our products may not use them or may recommend a competitor's products. We cannot assure you that cardiologists, cardiac surgeons or other physicians will determine that our AngioJet, Perma-Flow or Perma-Seal products are appropriate courses of treatment for their patients or acceptable alternatives to other therapies. Even if they are accepted by the medical community, our ability to successfully market our products before they receive FDA approval may be limited by FDA regulations, guidelines or policies. Lack of clinical and market acceptance and significant restrictions on our marketing program would have a material adverse effect on our business, financial condition and results of operations.


The Company is dependent on its AngioJet Products.

     We have focused our resources on the continued development and refinement of our AngioJet System. If we fail to obtain necessary regulatory approvals, or the medical community rejects the use of the AngioJet System for multiple purposes, our business, financial condition and results of operations would be materially and adversely affected.


The industry in which the Company competes is characterized by rapid technological change and intense competition.

     The medical products market is characterized by rapidly evolving technology and intense competition. Our future success depends on our ability to keep pace with advancing technology and competitive innovations. Potential competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products, some of which may accomplish desired therapeutic effects through entirely different methods than the products we are developing.

     We believe our AngioJet System will face intense competition from a variety of treatments for the removal of blood clots, including clot-dissolving (thrombolytic) drug therapies, surgical intervention, balloon embolectomy, mechanical and laser thrombectomy devices, ultrasound ablators, and other thrombectomy devices based on waterjet systems that are currently being developed by other companies. We know of a small number of synthetic grafts being developed that could compete with our Perma-Flow Graft. However, we believe we are the first developer to obtain FDA approval for U.S. clinical trials with a synthetic coronary bypass graft and the first to obtain CE Mark approval for marketing such a product in Europe. Our Perma-Seal Graft competes with expanded polytetrafluoroethylene synthetic grafts (also known as "ePTFE" grafts) and other synthetic grafts with needle sealing properties.

     Many of the companies developing competing devices have substantially greater capital and substantially greater resources for and experience in research and development, regulatory matters, manufacturing and marketing than we have. These companies will be serious competitors for us and may succeed in developing products that are more effective and/or less costly than the AngioJet System or the Perma-Flow and Perma-Seal Grafts. Furthermore, these companies may be more successful than we are in manufacturing and marketing their products. Our competitors or others may develop technologies, products or procedures that are more effective or less invasive than any we are developing or that may render our technology and products obsolete or noncompetitive. The advent of new devices, procedures or new pharmaceutical agents could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations.

The Company's success will depend on its ability to maintain patents and other proprietary rights.

     Our success depends and will continue to depend in part on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We attempt to protect our technology by filing patent applications for technology that we consider important to the development of our business, among other measures. We currently hold five United States patents and eighteen foreign patents related to the Perma-Flow Graft, and we have two additional patent applications pending in the United States and one patent application pending in foreign jurisdictions relating to the Perma-Flow Graft. We currently hold three United States patents relating to the AngioJet System, and we have twelve United States and numerous foreign patent applications pending relating to the AngioJet System. The European Patent Office has accepted three of our AngioJet System patent applications. In connection with the Perma-Seal Graft, we hold two United States patents, with three pending foreign patent applications. Claims relating to medical technology patents involve complex legal and factual questions. Therefore, their outcomes are highly uncertain. We cannot assure you that our pending applications will result in patents being issued to us or that either our new patents or our existing patents will give us a competitive advantage. Moreover, our competitors may design around any patents issued to us, third parties may receive patent protection on their own waterjet devices, and others may hold or receive patents containing claims that may cover products developed by us.

     We require all our employees to execute non-disclosure agreements when they join Possis Medical. These agreements generally provide that all confidential information developed or made known to the employee by us during the course of his or her employment with Possis Medical must be kept confidential and not disclosed to third parties. We cannot assure you, however, that these non-disclosure agreements and other safeguards will protect our proprietary information and know-how, or that they will provide us adequate remedies in the event of unauthorized use or disclosure of confidential information. We also cannot assure you that others will be unable to develop such information independently.

     We also rely on unpatented proprietary technology and trade secrets that we seek to protect in part through confidentiality agreements with employees and other parties. We cannot assure you that the employees and other parties will comply with these agreements, that we will have adequate remedies for any breach or that we can meaningfully protect our rights to unpatented proprietary technology in any other way. We also cannot assure you that others will be unable independently to develop or otherwise acquire substantially equivalent proprietary technology and trade secrets, or that they will keep the technology secret. The disclosure of this type of information could have a material adverse effect on our business, financial condition and results of operations.

     The medical device industry has seen much litigation with respect to patent and other intellectual property rights. Litigation may be necessary for us to enforce our patents, to protect our trade secrets and know-how, to defend against claimed infringement of others' rights or to determine the ownership, scope or validity of the proprietary rights of Possis and others. However, litigation also could be extremely costly to us and could divert our resources and efforts away from our products and day-to-day business matters. If the litigation had an adverse outcome, it could subject us to substantial liabilities to third parties, require us to seek licenses from third parties and prevent us from manufacturing, selling or using our products. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Acceptance of our products and our profits may be limited by inadequate third-party reimbursements.

     Health care providers (such as hospitals and physicians) that purchase medical devices like the AngioJet System or the Perma-Seal and Perma-Flow Grafts for the treatment of patients generally rely on third-party payors like Medicare, Medicaid and private insurance plans to reimburse all or part of the costs associated with the health care services they provide. In certain foreign markets, the pricing of and profits generated by health care products are subject to government control. In some states, Medicare and Medicaid payors reimburse hospitals for inpatient medical procedures at a pre-determined rate based on diagnosis-related groups. If these rates do not include, and third-party payors do not otherwise provide, adequate reimbursement to health care providers for the cost of our products, our products will not gain wide market acceptance and our financial results will suffer.

     The Health Care Financing Administration is the federal agency responsible for administering the Medicare system. HCFA has prohibited Medicare from paying for procedures that are still under investigation or that are not deemed safe and effective for the condition being treated. Therefore, even if a device has FDA approval, Medicare payors may deny reimbursement if they conclude that the device is experimental or that it will not improve the condition being treated.

     The market for our products also could be adversely affected by future legislation to reform the nation's health care system or by changes in industry practices regarding reimbursement. We cannot assure you that the reimbursement rates of third-party payors will allow us to price our products at levels sufficient to realize an appropriate return on our investment in product development.


The Company is dependent on key personnel.

     We depend greatly on a limited number of key management and technical personnel. Moreover, because of the highly technical nature of our business, our ability to continue our technological developments and to market our products --and thereby develop a competitive edge in the marketplace -- depends in large part on our ability to attract and retain qualified technical and key management personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be able to attract and retain the individuals we need. The loss of key personnel, or our inability to hire or retain qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.


The Company may be subject to product liability claims, for which insurance coverage may be insufficient.

     The manufacture and sale of our products may subject us to product liability claims. In a recent decision, the United States Supreme Court held that, despite a company's compliance with FDA regulations, it may not be shielded from common-law negligent-design claims or manufacturing and labeling claims based on state laws. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. We cannot assure you that the coverage limits of our product liability insurance policies will be adequate if a product liability claim is brought against us. A successful claim or series of claims against us that exceeds our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. Moreover, whether or not successful, product liability litigation would likely divert the attention of our key personnel and could adversely affect our reputation and the marketability of our technology and products. Consequently, any product liability litigation could have a material adverse effect on our business, financial condition and results of operations.


It is uncertain whether the Company will be able to obtain funding sufficient to meet its future capital needs.

     We anticipate that cash on hand, the interest expected to be earned on such cash and expected revenues will be sufficient to finance our operations for at least the next six to twelve months. However, we cannot assure you that additional capital will not be needed sooner. We anticipate that we may need to raise additional funds in the future. We cannot assure you that additional capital will be available to us or that it will be available on satisfactory terms. Raising additional capital through equity financing may dilute the equity interests of the shareholders of the company, and debt financing may involve restrictive covenants. Failure to secure additional financing if and when needed could have a material adverse effect on our business, financial condition and results of operations.


The securities market is volatile, and the Company's stock price may fluctuate widely.

     The market price of our stock has in the past been subject to significant fluctuations. Moreover, the markets for equity securities in general, and for those of medical device manufacturers in particular, have been volatile in the past, and the price of our common stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results, news and product announcements, trading volume, general market trends and other factors. We cannot assure you that our common stock will trade in the future at market prices in excess of its current market price.


The Company has in place certain protections against takeover attempts.

     Of the 100 million shares of capital stock authorized by our amended and restated articles of incorporation, 79 million shares are undesignated. Our board of directors may issue the undesignated shares on terms and with the rights, preferences and designations determined by the board without shareholder action. In addition, we have adopted a shareholder rights plan that provides for the exercise of preferred share purchase rights when a person becomes the beneficial owner of 15% or more of our outstanding common stock (subject to certain exceptions). We also are subject to provisions of the Minnesota Business Corporation Act that limit the voting rights of shares acquired in specified types of acquisitions and that restrict specified types of business combinations. The existence or issuance of "blank check" stock, the existence of our shareholder rights plan and the effect of anti-takeover provisions under Minnesota law, individually or in the aggregate, may discourage potential takeover attempts and delay, defer or prevent a change in control. They also may make the removal of management more difficult, which could deprive our shareholders of opportunities to sell their shares at prices higher than prevailing market prices.


The Company is dependent on single source suppliers.

     We depend on single source suppliers for some of the raw materials used in the manufacture of our products. If we cannot obtain key raw materials from our suppliers, we cannot assure you that the materials will be available from other suppliers, that other suppliers will agree to supply the materials to us, or that our use of the other suppliers would be approved by the FDA. Although we believe our supply of raw materials currently is adequate for the needs of our business, we cannot assure you that new sources of supply will be available when needed. Any interruption in our supply of raw materials could have a material adverse effect on our ability to manufacture our products until a new source of supply is located and, therefore, could have a material adverse effect on our business, financial condition and results of operations.


No dividends have been paid.

     We have never paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying cash dividends in the near future.


There may be risks associated with the Year 2000.

     In May 1998 we established a team to assess and address our possible exposure related to the Year 2000 computer software issue. The team investigated areas including product issues and our business computer systems, production equipment, vendor readiness and contingency plans. Products currently sold by us are Y2K compliant. We do not use internally developed computer software and therefore do not anticipate major reprogramming efforts. Our primary financial and operational system has been assessed and is certified Y2K compliant. The equipment we use for production and quality control does not use dates to control operations. However, several of our personal productivity applications are not Y2K compliant. We are working to make them compliant and expect them to be compliant by mid-calendar year 1999. Also, a number of our personal computers are not Y2K compliant. We plan to replace these computers as part of our technology update strategy. However, to the extent the applications and computers are not made Y2K compliant during 1999, problems arising as a result of noncompliance could have a material adverse effect on our business, financial condition and results of operations.

     Moreover, if our significant vendors are not Y2K compliant, their inability to provide services to us in a timely and efficient manner could adversely affect our business and, consequently, our financial conditions and results of operations. Although at this time we do not expect the Y2K issue to have a significant impact on our business, financial condition or results of operations, our internal preparations and the preparations of our vendors are not yet complete. Therefore, we cannot assure you that our systems will be converted on a timely basis or that our operations will be unaffected by the Y2K issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov. You also may inspect reports, proxy statements and other information concerning Possis Medical at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically will update and supersede this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares:

  - our annual report on Form 10-K for the fiscal year ended July 31, 1998;
  - our quarterly reports on Form 10-Q for the quarters ended October 31, 1998 and January 31, 1999;
  - our current reports on Form 8-K filed on December 16, 1998 and May 13, 1999; and
  - the description of our common stock contained in any of our registration statements filed under the Exchange Act, and any amendment or report filed for the purpose of updating the description.

     Upon written or oral request, we will provide a copy of these filings, at no cost, to each person to whom a copy of this prospectus is delivered. You may request a copy of these filings by writing or telephoning us at the following address:

                                Irving R. Colacci
                              Possis Medical, Inc.
                          9055 Evergreen Boulevard N.W.
                          Minneapolis, Minnesota 55433
                                 (612) 780-4555

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                           ABOUT POSSIS MEDICAL, INC.

     We develop, manufacture and market innovative medical products that assist interventionalists and surgeons in treating cardiovascular or vascular diseases or conditions requiring vascular intervention. Our primary product, the AngioJet(R) Rheolytic(tm) Thrombectomy System, is marketed in the United States for blood clot removal from dialysis access grafts and coronary arteries and coronary bypass grafts. Our three FDA-approved products -- the AngioJe(R) System, the Perma-Flow(R) Coronary Bypass Graft and the Perma-Seal(R) Dialysis Access Graft -- are in early stages of commercialization in the United States, Europe, Japan and Canada.

     Our objective is to become a leading supplier of innovative medical products for the treatment of cardiovascular or vascular diseases or conditions. We will pursue our strategy by seeking to demonstrate the safety and efficacy of our products, developing relationships with leading clinicians, establishing world-class manufacturing processes and commercializing our products rapidly. We also intend to expand our product portfolio by applying our existing product technology to additional cardiovascular or vascular treatment needs, by developing new product technology and, in some cases, by using existing product technology in non-vascular applications.

     Our principal executive offices are located at 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433, telephone number (612) 780-4555. For further information concerning Possis Medical, see the section titled "Where You Can Find More Information."


The AngioJet(R) Rheolytic(tm) Thrombectomy System

     The development of blood clots in various parts of the vascular system is common and is a leading cause of death. Our AngioJet System is designed to remove blood clots from large-diameter and small-diameter blood vessels throughout the body in a rapid, minimally invasive and cost-effective manner. The AngioJet System delivers jets of pressurized saline solution through small openings in the tip of a disposable catheter positioned near the blood clot, breaking the clot into tiny particles that are propelled back through the catheter out of the patient's body and into a disposable collection bag. We believe our AngioJet System is a novel approach to the removal of blood clots from arteries, veins and grafts and offers advantages over thrombolytic (clot-dissolving) drugs and other mechanical devices, the current primary methods of treatment. In early stages of commercialization and in U.S. clinical trials, the AngioJet System has demonstrated the ability to remove blood clots within seconds to minutes without surgical intervention and without the risk of uncontrolled bleeding.

     A two Phase clinical trial involving the use of the AngioJet System to remove blood clots from peripheral arteries and vascular grafts was completed in March 1994. On December 6, 1996, we received FDA clearance to begin marketing the AngioJet System in the United States with label claims for use in removing blood clots from vascular access grafts used by patients on kidney dialysis. Until March 1999, this was the only use for which the AngioJet System was approved.

     In March 1996 we received FDA approval to initiate Phase 2 clinical testing of our AngioJet System for use in removing blood clots from coronary arteries and bypass grafts supplying blood to the heart muscle. In May 1998 the FDA agreed to permit the disclosure of results of our major coronary clinical trial in the United States, the VeGAS 2 Coronary Clinical Trial. These important clinical results, involving approximately 350 patients, were presented in October and November 1998 and showed the AngioJet System to be much faster than urokinase, a clot-dissolving drug, removing blood clots in minutes rather than the hours required by urokinase. Additionally, in most cases, the AngioJet System also achieved more complete thrombus removal than urokinase, caused fewer adverse events and resulted in lower treatment costs. Results of a 12-month study presented in March 1999 also showed the AngioJet System to be more cost-effective than urokinase.

     In August 1998 we submitted additional information in support of our existing 510(k) application to the FDA seeking clearance to expand label claims to include use in peripheral arteries and bypass grafts in the United States. This application is still pending with the FDA. We also filed a premarket approval application with the FDA in September 1998 seeking U.S. marketing approval of the AngioJet System for coronary artery and bypass graft blood clot removal. We asked the FDA for broad labeling claims including AngioJet System use in native coronary arteries and saphenous vein bypass grafts, in patients experiencing angina (chest pain) and heart attack, and in patients contraindicated for drug lysis therapy. On March 12, 1999, the FDA gave us approval to market the AngioJet System for use in coronary arteries and coronary bypass grafts, granting us all the usage indications we requested.

     In April 1999, results of our Japanese Coronary AngioJet System clinical trials were published in the American Journal of Cardiology. The trial results demonstrated full restoration of blood flow in all 29 patients who received AngioJet treatment for severe acute heart attacks in native coronary blood vessels. Our Japanese distributor intends to submit these results, together with similar results obtained from treating 32 patients at Toho University in Japan, to the Japanese Ministry of Health and Welfare during the summer of 1999 to support our request for approval to market the AngioJet System in Japan for coronary use.


     In December 1997 we received approval to begin a clinical trial of the AngioJet System for use in the treatment of stroke caused by blocked carotid arteries, the main vessels supplying blood to the brain. Patient enrollment in the trial began in August 1998, and the first patient was treated in January 1999. Phase I of the trial calls for ten patients to be treated. Three patients have been enrolled to date. A larger U.S. clinical trial is planned for investigating the use of the AngioJet System for use in strokes that occur in cerebrovascular circulation, which are more common. Enrollment in this trial is expected to begin by the end of 1999. We believe that the treatment of stroke is a significant marketing opportunity for the AngioJet System.


The Perma-Flow(R) Coronary Bypass Graft

     The Perma-Flow Coronary Bypass Graft is a synthetic graft designed for use in coronary artery bypass surgery. Bypass surgery is performed to treat impaired blood flow to portions of the heart. In bypass surgery, physicians generally use patients' own vessels to complete the bypasses. However, sometimes patients' own vessels are insufficient or inadequate for use in bypass surgery. Our Perma-Flow Coronary Bypass Graft is intended to serve as a substitute for native blood vessels in patients whose own vessels cannot be used in bypass surgery. We believe the Perma-Flow Graft ultimately may be used as a substitute for native saphenous veins, thus avoiding the trauma and expense associated with the surgical harvesting of native veins. On May 4, 1998, we received a Humanitarian Device Exemption from the FDA for U.S. marketing of the Perma-Flow Graft. We have stopped enrollment in Phase 2 of a FDA clinical trial of the Perma-Flow Graft and are currently seeking a strategic alliance with or sale to a third party in order to maximize the value of our entire vascular graft portfolio to our shareholders.


The Perma-Seal(R) Dialysis Access Graft

     The Perma-Seal Dialysis Access Graft is a self-sealing synthetic graft used as a point of vascular access in kidney dialysis patients. We believe the Perma-Seal Graft offers advantages over currently used synthetic grafts because of its needle-hole sealing capability. We believe this characteristic is effective in sealing puncture sites in the grafts with minimal compression time and bleeding when compared with other currently available graft products, resulting in shortened dialysis sessions and reduced administrative time and costs per patient. In addition, because of its ability to seal a needle puncture without depending on tissue ingrowth, the Perma-Seal Graft provides an option for patients who require dialysis immediately after implant. We filed a 510(k) application for marketing authorization with the FDA in August 1994 and responded to a request for additional information from the FDA in August 1995. In November 1995 the FDA responded to the 510(k) with additional questions, and in February 1996 the FDA asked for data on 124 study patients followed for 12 months. In May 1997 we completed our enrollment for the Perma-Seal Graft trials in the United States. In August 1997 we resubmitted our 510(k) application. At our April 23, 1998 meeting to review the 510(k) application, an FDA Circulatory Systems Advisory Panel made recommendations on appropriate labeling for market release of the product and, after consulting with us, converted the 510(k) filing to a premarket approval application. In September 1998, the FDA gave us approval to market the Perma-Seal Graft in the United States. In December 1998 we entered into an exclusive worldwide supply and distribution agreement for the Perma-Seal Graft with Horizon Medical Products, Inc., a Georgia specialty medical device company focused on marketing vascular products.


Other Developments

     In December 1998, we submitted a 510(k) application to the FDA requesting marketing clearance for three expanded ePTFE synthetic vascular grafts of varying diameters and wall thicknesses. The ePTFE grafts are the most commonly used synthetic grafts in peripheral vessel bypass procedures, including dialysis access grafts. In February 1999, we received clearance from the FDA to market the three expanded ePTFE grafts.

                              SELLING SHAREHOLDERS

     We have agreed to register initially 952,030 shares for resale by the selling shareholders. This number includes 827,852 shares of common stock owned by the selling shareholders and 124,178 shares of common stock that may be issued upon the exercise of warrants owned by the selling shareholders. This number does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act of 1933, as amended, to prevent dilution of the common stock resulting from stock splits, stock dividends or other events, or changes in the exercise price of warrants.

     The following table lists the selling shareholders and the number of shares they beneficially own and may sell pursuant to this prospectus.


                                                        Number of Shares
                                                        of Common Stock
                                 Number of Shares          Subject to                                  Number of Shares
                                 of Common Stock            Warrants           Maximum Number of        of Common Stock
                                   Beneficially           Beneficially         Shares to Be Sold         Beneficially
                                  Owned Prior to         Owned Prior to        Pursuant to this         Owned After the
Name of Selling                    the Offering           the Offering         Prospectus(1)(2)           Offering(1)
Shareholder
---------------------------     -------------------    -------------------    --------------------     ------------------
The Anglo Irish Global                 60,000                  9,000                 69,000                       0
Equity Fund
The Bank of England                    50,500                  7,575                 58,075                       0
Pension Fund
The Tail Wind Fund                    414,201                 62,130                476,331                       0
Jersey Phoenix Trust                   45,000                  3,750                 28,750                  20,000
Limited
North American Growth                  18,000                  1,575                 12,075                   7,500
Investments Ltd.
Special Situations Cayman              29,448                  4,417                 33,865                       0
Fund, L.P.
Special Situations Fund                88,345                 13,252                101,597                       0
III, L.P.
Mr. Geoffrey Galley                   149,858                 22,479                172,337                       0
---------------------------     -------------------    -------------------    --------------------     ------------------
Total                                 855,352                124,178                952,030                  27,500

 (1) Assumes the sale of all of the shares offered by this prospectus.
 (2) Includes warrants to purchase a total of 124,178 shares of common stock.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. As used in this prospectus, "selling shareholders" includes donees, pledgees and transferees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders may offer and sell from time to time all or a portion of their shares of common stock in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in privately negotiated transactions, through put or call options transactions, through short sales, or through a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling shareholders. The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144. There is no assurance that the selling shareholders will sell any or all of the shares they offer for sale.

     The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by the brokers or dealers and any profits realized by them on the resale of shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling shareholders may be deemed to be
"underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

     We will pay all expenses associated with the registration of the shares, and the selling shareholders will pay all their expenses other than specified legal and due diligence expenses that will be reimbursed by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be paid by the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                     EXPERTS

     The financial statements and schedules of Possis Medical for the year ended July 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. These financial statements and schedules of Possis Medical and the report of Deloitte & Touche LLP are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended July 31, 1998, in reliance on Deloitte & Touche LLP's report given upon its authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares offered in this prospectus has been passed upon for us by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         SEC Registration Fee......................................   $   2,779
         Accounting Fees and Expenses..............................       2,500
         Legal Fees and Expenses...................................       8,000
         Miscellaneous ............................................       1,721
                  Total............................................   $  15,000

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed will be paid by Possis Medical.

Item 15.  Indemnification of Officers and Directors

     Section 302A.521 of the Minnesota Business Corporation Act requires corporations to indemnify any person who is made or threatened to be made a party to any proceeding, by reason of the person's former or present official capacity, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. The general effect of Minnesota Statutes Section 302A.521 is to reimburse (or pay on behalf of) the directors and officers of Possis Medical with respect to any personal liability that may be imposed for certain acts performed in their capacity as our directors and officers, except where they have not acted in good faith. Section 302A.521 contains detailed terms regarding this right of indemnification, and reference is made to Section 302A.521 for a complete statement of indemnification rights.

     Our bylaws provide for  indemnification  to the maximum extent permitted by
Minnesota Statutes. In addition, the Company generally enters into indemnification agreements with our officers and directors, and we maintain an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 16.  List of Exhibits

     4.1  Rights  Agreement,  dated as of  December  12,  1996,  between  Possis
Medical, Inc. and Norwest Bank Minnesota, National Association, including the Form of Right Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 1 to Possis Medical, Inc's Registration Statement on Form 8-A filed December 12, 1996).

     5.1 Opinion of Dorsey & Whitney LLP.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

     24.1 Power of Attorney.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 9, 1999.

                                   POSSIS MEDICAL, INC.

                                   /s/ Robert G. Dutcher
                                   Robert G. Dutcher
                                   President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Name                           Title                          Date

/s/ Robert G. Dutcher        President,                            June 9, 1999
Robert G. Dutcher            Chief Executive Officer
                             and Director
                             (Principal Executive Officer)

/s/  Russel  E. Carlson      Vice President of Finance and         June 9, 1999
Russel E. Carlson            Chief Financial Officer
                             (Principal Financial and
                             Accounting Officer)

     *                       Chairman of the Board                 June 9, 1999
Donald C. Wegmiller

                             Director                              June __, 1999
Dean Belbas

     *                       Director                              June 9, 1999
Seymour J. Mansfield

     *                       Director                              June 9, 1999
William C. Mattison

     *                       Director                              June 9, 1999
Whitney A. McFarlin

     *                       Director                              June 9, 1999
Rodney Young

*By:  /s/ Robert G. Dutcher                                        June 9, 1999
Robert G. Dutcher
       Attorney-in-fact**
_______________
     ** Executed on behalf of the indicated persons by Robert G. Dutcher pursuant to the Power of Attorney included as Exhibit 24.1 to this registration statement.

                                  EXHIBIT INDEX

Exhibit
Number    Description

  4.1 Rights Agreement, dated as of December 12, 1996, between Possis Medical, Inc. and Norwest Bank Minnesota, National Association, including the Form of Right Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 1 to Possis Medical, Inc.'s Registration Statement on Form 8-A filed December 12, 1996).

  5.1     Opinion of Dorsey & Whitney LLP.

 23.1     Consent of Deloitte & Touche LLP.

 23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

 24.1     Power of Attorney.

                                                                  Exhibit 5.1

                      [Letterhead of Dorsey & Whitney LLP]


Possis Medical, Inc.
9055 Evergreen Boulevard N.W.
Minneapolis, Minnesota 55433

                  Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Possis Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 827,852 shares (the "Shares") of common stock of the Company, par value $.40 per share (the "Common Stock"), and 124,178 shares of Common Stock initially issuable upon the exercise of warrants (the "Warrant Shares"). The Shares and the Warrant Shares will be sold from time to time by the Selling Shareholders named in the Registration Statement.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares and the Warrant Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action, that the Shares are validly issued, fully paid and nonassessable, and that the Warrant Shares, upon issuance, delivery and payment therefor in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Date:  June 9, 1999

                                                 Very truly yours,

                                                 /s/ Dorsey & Whitney LLP

                                                                  Exhibit 23.1
                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Possis Medical, Inc. on Form S-3 relating to the sale of 952,030 shares of common stock of our report, dated August 28, 1998, appearing in the Annual Report on Form 10-K of Possis Medical, Inc. for the year ended July 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

                                               /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 7, 1999

                                                                  Exhibit 24.1

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Dutcher and Russel E. Carlson, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned's capacity as a director and/or officer of Possis Medical, Inc.), to sign a Registration Statement on Form S-3 of Possis Medical, Inc. ("Possis") to be filed under the Securities Act of 1933 for the registration of the resale of 952,030 shares of Common Stock of Possis by the Selling Shareholders named therein, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Name                           Title                          Date


/s/ Donald C. Wegmiller         Chairman of the Board             June 8, 1999
Donald C. Wegmiller


                                Director                          June _, 1999
Dean Belbas


/s/ Seymour J. Mansfield        Director                          June 8, 1999
Seymour J. Mansfield


/s/ William C. Mattison         Director                          June 9, 1999
William C. Mattison


/s/ Whitney A. McFarlin         Director                          June 5, 1999
Whitney A. McFarlin


/s/ Rodney Young                Director                          June 4, 1999
Rodney Young


/s/ Robert G. Dutcher           President,                        June 4, 1999
Robert G. Dutcher               Chief Executive Officer
                                and Director


/s/ Russel E. Carlson           Vice President of Finance and     June 8, 1999
Russel E. Carlson               Chief Financial Officer